Exhibit 10.7

FIFTH AMENDMENT

SEAGATE DEFERRED COMPENSATION PLAN

The Seagate Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”), is hereby amended by this Fifth Amendment (the “Amendment”).

WHEREAS, for purposes of this Amendment, capitalized terms used herein that are not defined shall have the meanings given to them in the Plan;

WHEREAS, Seagate US LLC (the “Company”) maintains the Plan, which is a nonqualified deferred compensation plan, for the benefit of eligible employees of the Company and Participating Companies;

WHEREAS, nonqualified deferred compensation plans governing compensation deferred on or after January 1, 2005 must comply with Internal Revenue Code section 409A (“Section 409A”) or subject participants to adverse tax consequences;

WHEREAS, the Seagate Benefits Administrative Committee (the “Committee”) has administered and construed the Plan consistent with the requirements of Section 409A by:

(1) relying upon a determination that an individual is disabled under the Company’s long-term disability plan for purposes of concluding that a Participant has experienced a “Disability” under this Plan;

(2) administering and construing the distribution payment date in the event a Participant dies consistent with the timing permitted by Section 409A, and subsequently, the 2016 proposed regulations under Section 409A;

(3) authorizing the Committee to satisfy any payments to an individual other than the Participant with amounts from the Participant’s Account to the extent necessary to comply with a domestic relations order; and

(4) interpreting certain distribution elections in a manner consistent with Section 409A and relevant Plan documents.

WHEREAS, Section 9.4 of the Plan document provides that the Committee has the authority to adopt and execute any amendments to the Plan; and

WHEREAS, pursuant to authority granted to the Committee under Section 9.4, the Committee has determined that it is appropriate to amend the Plan document to (1) clarify the definition of “Disability” to state the Committee’s intent to rely upon a determination that an individual is disabled under the Company’s long-term disability plan or a determination of the Social Security Administration that an individual is disabled for purposes of concluding that a Participant has experienced a “Disability” under this Plan; (2) make conforming changes to the claims procedures; (3) change the distribution payment date in the event a Participant dies prior to receiving or while receiving benefits under the Plan, as permitted by Section 409A; (4) clarify the operation of the Plan terms relating to Scheduled In-Service Withdrawals; (5) provide procedures related to domestic relations orders; (6) conform the Plan to the Committee’s delegation of settlor authority; and (7) make other minor clarifying changes.

NOW, THEREFORE, BE IT RESOLVED, that the Amendment, as set forth in the attached Exhibit A, is hereby approved and adopted effective as specified in Exhibit A.

Exhibit A

FIFTH AMENDMENT

SEAGATE DEFERRED COMPENSATION PLAN

The Seagate Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the Plan”), is hereby amended as follows:

1.	Effective January 1, 2019, Section 1.3 is amended in its entirety to read as follows:

“1.3    Beneficiary. “Beneficiary” or “Beneficiaries” means the beneficiary or beneficiaries last designated in writing by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective unless and until it is filed with the Committee during the Participant’s lifetime. In the event a Participant is married and wishes to designate a non-spouse Beneficiary, spousal consent shall be required; provided, however, that if spousal consent is not obtained, the beneficiary designation shall be invalid.”

2.	Effective January 1, 2019, Section 1.4 is amended in its entirety to read as follows:

“1.4    Board of Directors. “Board of Directors” or “Board” means the Board of Directors of the Company.”

3.	Effective January 1, 2019, Section 1.9 is amended in its entirety to read as follows:

“1.9    Committee. “Committee” means the Seagate Benefits Administrative Committee.”

4.	Effective April 1, 2018, Section 1.15 is amended in its entirety to read as follows:

“1.15     Disability. “Disability” means a condition under which a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. A Participant will have a “Disability” for purposes of this Plan if the individual is determined to be disabled either under the Company’s long-term disability plan or by the Social Security Administration. Section 10.7 will apply when determining whether a Participant has experienced a “Disability” under this Plan. Sections 10.1 through 10.6 of this Plan will not apply to that issue, but will apply to any other issue relating to Plan benefits.”

5.	Effective January 1, 2019, Section 1.24 is amended in its entirety to read as follows:

“1.24    Payment Commencement Date. “Payment Commencement Date” means as follows: (i) with respect to payments due to Disability and, subject to Section 1.17, payments due to separation from service, during the month following the end of the calendar quarter in which the Participant suffers a condition that constitutes a Disability or separates from service, or, during the year following the year in which the Participant suffers a condition that constitutes a Disability or separates from service, depending on the Participant’s election, and (ii) with respect to Scheduled In-Service Withdrawals, as set forth in Section 7.3(d). If a Participant has not elected a Payment Commencement Date under this Section 1.24, the Payment Commencement Date shall be during the first month following the end of the calendar quarter in which the Participant has a Distribution Event.

Notwithstanding any elections by a Participant, and subject to Section 6.5, payments with respect to any Distribution Event may commence between (a) the date of the Payment Commencement Date, and (b) the end of the year in which the Payment Commencement Date, or if later, on or before the 15th day of the third calendar month following the Payment Commencement Date. However, a Participant will not be permitted, directly or indirectly, to designate the taxable year of the payment. Any payment that complies with this Section and the payment delay for Specified Employees provided in Section 6.5 shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of payment.”

6.	Effective January 1, 2019, Section 7.1(a) of the Plan is amended to add the following sentence to the end thereof:

“Subject to Section 1.17, in the event a Participant has a Disability, the Participant shall receive the Distributable Amount in accordance with the Participant’s distribution elections for separation from service.”

7.	Effective January 1, 2019, Section 7.2(d) of the Plan is amended in its entirety to read as follows:

“(d)    Death Prior to or While Receiving Benefits. Notwithstanding any other provision of the Plan, if the Participant dies prior to receiving or while receiving any or all of his or her Account, such Participant’s Distributable Amount shall be paid to his or her Beneficiary or Beneficiaries in a cash lump sum payment including all vested and unvested Company Contributions no later than December 31 of the year following the calendar year during which the Participant’s death occurs.”

8.	Effective January 1, 2019, Section 7.3(d) of the Plan is amended in its entirety to read as follows:

“(d)    Subject to section 7.5, payment of a Scheduled In-Service Withdrawal shall be made in either a single lump sum or in annual installments over a two (2), three (3), four (4) or five (5)-year period (as elected by the Participant); provided, however, that if a Participant’s total Distributable Amount for all Scheduled In-Service Withdrawals scheduled for payment to commence on the same Payment Commencement Date is Twenty-Five Thousand Dollars ($25,000) or less as of the Payment Commencement Date, such Distributable Amount shall be distributed in a lump sum on the Payment Commencement Date. Lump sum distributions shall be paid in the year specified on the election form. Annual installment distributions shall commence in the year specified on the election form, and shall continue to be paid as soon as administratively practicable after the beginning of each subsequent calendar year for the duration elected on the election form.”

9.	Effective January 1, 2019, the Plan is hereby amended to add a new Section 7.8:

“7.8    Domestic Relations Order. The Committee is authorized, in its sole discretion, to satisfy any payments to an individual other than the Participant with amounts from the Participant’s Account to the extent necessary to comply with a domestic relations order, as defined in Code section 414(p)(l)(B). Payments to satisfy a domestic relations order will commence as soon as administratively possible after the first day of the month following the end of the calendar quarter in which the Committee approves the distribution pursuant to the domestic relations order.”

10.	Effective January 1, 2019, Section 8.1 of the Plan is amended in its entirety to read as follows:

“8.1    Committee. The Committee shall administer the Plan.”

11.	Effective January 1, 2019, Section 9.4 of the Plan is amended in its entirety to read as follows:

“9.4    Amendment, Modification, Suspension or Termination. The Committee (or its delegate) has the authority to adopt and execute any amendment to the Plan provided that (1) any such amendment does not significantly increase the benefits payable to members of the Committee, except in their capacity as members of a broad class of employees for whom benefits are being increased, and (2) to the extent the Board retains authority to amend the Plan, the Committee cannot change the Board’s authority or any amendment adopted by the Board. Any such amendment shall be stated in an instrument in writing, executed in the same manner as the Plan. The Committee (or its delegate) may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided, however, that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be subject to approval by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.2, subject to earlier distribution at the discretion of the Committee; provided however, that upon any termination of this Plan, to the extent permissible under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code, the Company may in its sole discretion, accelerate the payment of all such amounts credited as of the date of termination of this Plan; provided that all such distributions (i) commence no earlier than the date that is twelve (12) months following the date of such termination (or such earlier date permitted under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code), and (ii) are completed by the date that is twenty-four (24) months following the date of such termination (or such later date permitted under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code). In addition, payments may be accelerated upon Plan termination as provided above only if, to the extent required under Code Section 409A, (i) all other nonqualified deferred compensation “account balance plans” (as such term is defined under Code Section 409A), in which any Participant hereunder participates are terminated along with this Plan, and (ii) the Company does not adopt any new nonqualified deferred compensation “account balance plan” (as such term is defined under Code Section 409A), for three years following the date of such Plan termination.”

12.	Effective April 1, 2018, Article X is hereby amended to add a new Section 10.7:

“10.7    Disability Determinations. Whether a Participant has experienced a “Disability” as defined by Section 1.15 of this Plan will be determined by the Social Security Administration or under the terms of the Company’s long-term disability plan in accordance with those claims procedures. The claims procedures set forth in Section 10.1 through 10.6 of this Article X will not apply to that question, but will apply to any other issues relating to Plan benefits.”

In WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized delegate, has executed this Amendment to the Plan on December 21, 2018.

By:	/s/ Janet Farabaugh

Janet Farabaugh

Title: Senior Director, Global Benefits

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